Exhibit 99.1

Mesa Air Group, Inc. to Transfer to The NASDAQ Capital Market

PHOENIX, October 5, 2009 - Mesa Air Group, Inc. (NASDAQ: MESA) (the "Company") announced today that it has received approval from The NASDAQ Stock Market LLC of the application to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer will be effective at the opening of the market on October 7, 2009. The Company's stock will continue to trade under the symbol MESA with no impact on the ability of investors to trade the stock.

The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and comply with NASDAQ's corporate governance standards.

In accordance with NASDAQ rules, Mesa expects to be granted an additional 180 days from October 2, 2009, or until April 1, 2010, to demonstrate compliance with the minimum bid price requirement of The NASDAQ Capital Market.

Mesa currently operates 136 aircraft with approximately 800 daily system departures to 126 cities, 40 states, Canada, and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 3,700 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005.

http://www.mesa-air.com

SOURCE: Mesa Air Group, Inc.

CONTACT: Brian S. Gillman, EVP & General Counsel of Mesa Air Group, Inc., +1-602-685-4052, brian.gillman@mesa-air.com